Exhibit 99.1

February 3, 2009

Mr. Richard J. Lashley

Mr. John W. Palmer

PL Capital LLC

466 Southern Boulevard

Adams Building

Chatham, NJ 07928

Dear Messrs. Lashley and Palmer:

Your January 30, 2009, letter addressed to the Board of Directors of Bancorp Rhode Island, Inc. (the “Company”) was forwarded to the members of the Board on the date it was received. Additionally, in accordance with our governance practices, the shareholder proposals you outlined in your letter will be reviewed carefully by the Company’s Board Governance and Nominating Committee. After its review, the Committee will make a recommendation to the full Board with respect to your proposals.

Much of your letter is a restatement of your previously expressed views as to the Company’s strategy and performance. In the past two years, PL Capital has nominated candidates for election to the Company’s Board of Directors. In both years, these candidates were soundly defeated, and in 2008 they lost by an even greater margin than in the previous year. Last year, the proxy contest and related matters cost the Company’s shareholders approximately $500,000 pre-tax. Despite those costs, the Company, unlike many other banks in the country, was able to post a year-over-year increase in earnings and EPS.

Your letter also contains a number of misstatements about the Company’s recent conference call. We were fully prepared to answer any and all questions. In fact, we have answered questions from you during several previous conference calls.

According to the conference call operator, there were NO other participants in the queue when our most recent call ended. Since learning of your assertions, we contacted our conference call service provider (which is not affiliated with the Company) and they confirmed there were no other individuals in the queue waiting to ask questions. We have asked them to instruct their operators to expressly solicit any further questions before terminating future calls.

As always, any shareholders, analysts or other interested parties should feel free to call our office with any questions, and we will be glad to speak with them.

Mr. Richard J. Lashley

Mr. John W. Palmer

February 3, 2009

Finally, we also take this opportunity to remind you that webcasts of our earnings conference calls – containing a recording of the entire call, including any guidance – are available on the Investor Relations section of our website for at least six months following each call.

Very truly yours,

Malcolm G. Chace
Chairman of the Board

Merrill W. Sherman

President and CEO